Filed Pursuant to Rule 433 Registration Nos. 333-128893 December 5, 2005 Investor Presentation Third Quarter 2005

Forward Looking Statement
Certain statements made during this presentation are forward-looking and are subject to risks and uncertainties.  The forward-looking statements made are based on our beliefs, assumptions and expectations of future performance, taking into account all information currently available to us.
Actual results could differ materially from the forward-looking statements made during this presentation.
When we use the words "believe," "expect," "anticipate," "plan," "will,"
"intend" or other similar expressions, we are identifying forward-looking statements.
The forward-looking statements made during this presentation are subject to the safe harbor of the Private Securities Litigation Reform Act of 1995.
We refer you to our filings with the Securities and Exchange Commission for a more detailed discussion of the risks that may have a direct bearing on our operating results, performance and financial condition.

Jameson has filed registration statements (including prospectuses) with the SEC for its Jameson Stock Awards Program and the proposed sale of shares of common stock which will be issued to holders of its 7% Senior Subordinated
Convertible Notes due 2010 upon conversion of the notes. Before you invest or otherwise acquire any securities that are the subject to these registration statements you should read the prospectuses in the registration statements
Jameson has filed with the SEC for more complete information about Jameson and these offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Jameson or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling (866) 277-3965 or by e-mailing us at
investorrelations@jamesoninns.com. The documents relating to the Jameson
Stock Awards program may also be accessed at Jameson’s website at
www.jamesoninns.com.

Experienced management team with significant ownership stake
Strong proprietary brand name
Significant opportunities to increase RevPAR
Focused business model following conversion from REIT to C-Corp
Stronger balance sheet and improved credit profile
No significant damage and no significant business interruption caused by
Hurricane Katrina; all hotels remain open
Company Highlights

Founded by Thomas Kitchin, Chairman & CEO, in 1987
Brand owner and operator of economy and mid-scale hotels
– Jameson Inns
• Southeastern United States
• 95 owned hotels (5,738 guest rooms)
• 12 franchised hotels (479 guest rooms)
– Signature Inns
• Midwestern United States
• Portfolio acquired in 1999
• 14 owned hotels (1,592 rooms with 12 hotels to be converted and 2 held for sale)
Completed conversion from REIT to C-Corp effective January 2004
– Internalized hotel management company to eliminate conflicts of interest
– Allowed for reinvestment of earnings
Overview of the Company

6 Jameson Inn – Newnan, GA

7 Breakfast Buffet

8 Standard Fitness Center

9 Knoxville, TN (Jameson Inn) – After Conversion

10 Louisville East, KY – Front Desk

11 Louisville East, KY - Pool

12 Louisville East, KY - Lobby

Geographic Locations – 109 Owned Inns (7,330 rooms)
Distribution by Number of Inns
Georgia,
19%
Alabama,
17%
Indiana,
11%
N. Carolina,
11%
S. Carolina,
9%
Florida, 5%
Other, 12%
Tennessee,
11%
Mississippi,
5%
Diversified across the Southeastern and Midwestern United States
No significant damage and no significant business interruption caused by Hurricane
Katrina; all hotels remain open
Distribution by Number of Rooms
Georgia,
16%
Indiana,
18%
Alabama,
13%
Tennessee,
11%
N. Carolina,
8%
S. Carolina,
8%
Florida, 5%
Illinois, 5%
Other, 11%
Mississippi,
5%

Commitment to Customer Satisfaction
Jameson Inns ranked #1 in overall customer satisfaction for Economy Chains
(2003, 2004 and first 3 quarters of 2005)
Source:
: Market Metrix, Q3 2005.
“Perfect Stay Guarantee” offered to every guest
– Room charge refunded for unsatisfied guests
– Best practices to ensure strong customer satisfaction
Customer Satisfaction Scores Listed are for Q3 2005
89.8
84.2
83.8
81.1
79.8
75.0
80.0
85.0
90.0
Jameson
Inns
Hampton
Inn
Fairfield Inn Holiday Inn
Express
Comfort Inn

15 Internal Growth Opportunities Getting the Most Out of Our Existing Hotels * Major Capital Expenditure Program * Signature Inn Conversions *Jameson Stock Awards

Major Capital Expenditure Program
$19 million Capital Budget in 2005.  Similar size budget in 2006.
– Includes $10mm for Signature Conversions
– Includes $5.5mm for 20 Jameson Inn renovations
– “Dreamium™” Bed Rollout
– Computer kiosk available in every lobby
– High Speed Internet access in all Hotels

Signature Inn Conversions
Growing Jameson Inn Brand by 17 locations and almost 2,000
rooms.
– 7 out of 17 completed by December 2005.
– Cost is approximately $15,000 per room.
– Remaining 10 conversions done in 2006/2007.
– Huge potential upside
• Signature is currently getting approximately 55% RevPAR Index.

Jameson Stock Awards (“JSA”)
Most Unique Loyalty Program in the Industry.
– Members receive common stock as a result of staying at any of our hotels.
– Members awarded JAMS stock valued at 10% of daily room rate.
– 7,000 members enrolled since inception.
– Already have members in 49 states.
– Launched July 1, 2005.  Company wide All Inns results:
• July RevPAR up 8%
• August RevPAR up 10%
• September RevPAR up 11%
• October RevPAR up 16%

External Growth Opportunities
Looking for suitable locations in Atlanta and Charlotte.
Strong network in smaller markets in Southeast.  Infill
opportunities in larger markets.
New development or selective property acquisition to re-brand.

Executive Management
12 year average tenure with Jameson
17 years Lodging Industry experience on average
19 18 Chief Accounting Officer & Treasurer Martin D. Brew
W. David Vining
D. Anthony Maness
Steven A. Curlee
Craig R. Kitchin
Thomas W. Kitchin
Name
VP – Marketing
VP – Operations
VP – Legal & General Counsel
President & Chief Financial Officer
Chief Executive Officer
Title
13 13
25 6
15 1
13 13
18 18
Years in
Lodging
Industry
Years with
Company
Senior management beneficially owns approximately 6% of the
common stock.

Financial Overview

Recent RevPAR Trending
Jameson Inns have demonstrated improving performance
- 21.1% RevPAR increase from Q3 ’03 to Q3 ’05 for Jameson Inns
$35.1
$33.7
$34.0
$32.7
$36.6
$35.7
$30.5
$40.8
$38.8
$25.00
$30.00
$35.00
$40.00
$45.00
Q3-2003 Q3-2004 Q3-2005
Signature Brand Jameson Brand Combined Brands

23 Jameson Brand Occupancy (Last four 3rd Quarters) 55.6% 57.4% 59.7% 64.1% 50.0% 55.0% 60.0% 65.0% Q3 2002 Q3 2003 Q3 2004 Q3 2005 Third Quarter Occupancy

24 Jameson Brand Annual Occupancy Rates (2002-2004) 53.9% 54.5% 55.6% 57.2% 59.9% 50.0% 52.0% 54.0% 56.0% 58.0% 60.0% 2002 2003 2004 YTD Q3 2004 YTD Q3 2005 Annual Occupancy

Jameson Brand Average Daily Rate
The Jameson brand has achieved significant growth in ADR
$58.4
$58.3
$58.6
$58.1
$58.0
$59.5
$61.3
$62.4
$62.8
$63.2
$63.7
$55.0
$56.0
$57.0
$58.0
$59.0
$60.0
$61.0
$62.0
$63.0
$64.0
$65.0
Q1'03 Q2'03 Q3'03 Q4'03 Q1'04 Q2'04 Q3'04 Q4'04 Q1'05 Q2'05 Q3'05
Average Daily Rate

Jameson Brand RevPAR Growth
Significant RevPAR growth driven by improving occupancy & ADR
11.4% year – over – year RevPAR growth as of most recent quarter
2.6%
-0.4%
3.4%
1.0%
3.3%
2.4%
8.9%
7.8%
9.3%
11.5%
11.4%
-2.0%
0.0%
2.0%
4.0%
6.0%
8.0%
10.0%
12.0%
Q1'03 Q2'03 Q3'03 Q4'03 Q1'04 Q2'04 Q3'04 Q4'04 Q1'05 Q2'05 Q3'05
Year - Over - Year  RevPAR Growth

27 Jameson Brand Gaining Momentum Jameson Brand RevPar index 2005 81 82 84 85 88 90 87 80 83 85 74 76 78 80 82 84 86 88 90 92 Jan Feb Mar Apr May Jun Jul Aug Sep Oct 2005

28 Potential Upside With Conversions to Jameson Brand Signature Brand RevPar Index 2005 45 44 46 51 61 62 61 59 57 55 0 10 20 30 40 50 60 70 Jan Feb Mar Apr May Jun Jul Aug Sep Oct 2005

Market Penetration After Conversion is Increasing
RevPar Index for 3 inns converted April 1, 2005
74
73
75
87
42
51
51
85
82
91
0
10
20
30
40
50
60
70
80
90
100
Jan Feb Mar Apr May Jun Jul Aug Sep Oct
2005

Capital Structure, Leverage & Coverage Statistics
($ in millions) 6/30/2004 9/30/2005
Capital Structure
Equity Market Capitalization 29.0 $      (1) 117.4 $   (1)
Net Debt 201.6       189.1
Preferred 75.6         -
Enterprise Value 306.2 $    306.5 $
Leverage
Net Debt + Preferred / Enterprise Value 90.5% 61.7%
Net Debt + Preferred / EBITDA (2) 8.2 x 5.6 x
(1) based on stock price of $2.06 as of close on September 30, 2005
(2) EBITDA assumes FBR's published estimate of $33.8mm for 2006

Schedule of Indebtedness
($ in millions) Average Collateral
Amount Range of  Interest  Variable / Mortgage (# of Secured
at 9/30/05  Maturity Rate Fixed Constant Hotels)
Mortgage Notes $96.7  2006 to 2019 6.45% Variable  10.87% 59
GE Mortgage Note 12.2  2015 6.85% Fixed 9.33% 7
GE Mortgage Note 24.3  2015 7.25% Fixed 9.48% 12
Total $133.2  6.64% 10.49% 78
$10.5 mm LOC Availability -     - Variable Variable - Billboards,
AR and Five
Inns
Sub. Debt (Trust Preferred) $27.1  2035 8.46% Fixed 8.46% Unsecured
Conv. Debt (Private
Placement)
$35.0  2010 7.00% Fixed 7.00% Unsecured
Total Indebtedness $195.3  7.0% 9.6%

EBITDA* Detail at September 30,
($ in thousands) 2005 2004 2005
Trailing Twelve
Months
Net Income (Loss) 1,295 $    (14,982) $  (1,312) $
Depreciation 3,631      3,083        13,094
Interest Expense 3,331      2,557        11,818
Income Tax Expense -             1,280        1,405
EBITDA 8,257 $    (8,062) $    25,005 $
The items listed below have not been included as adjustments in the above calculation of EBITDA:
Gain on sale of property and equipment - $           (663) $       (38) $
Early extinguishment of mortgage notes 164         22            417
Impairment losses -             50            -
Stock based compensation expense 152         102           380
Straight line rent adjustment -             102           -
Preferred dividends -             1,037        -
Loss on redemption of preferred stock -             15,955      -
316 $      16,605 $   759 $
Adjusted EBITDA 8,573 $    8,543 $     25,764 $
* See Apendix A for definition of EBITDA
* Continuing Operations Hotels Only
Three Months Ended

Appendix A - EBITDA
We use EBITDA to measure the financial performance
of our operations because it excludes interest,
income taxes, depreciation and amortization, which
bear little or no relationship to our hotel operating
performance. EBITDA is defined as income before
interest expense, income tax expense, depreciation
and amortization.
This information should not be considered as an
alternative to any measure of performance as
promulgated under GAAP, nor should it be
considered as an indicator of our overall financial
performance. Our calculations of EBITDA may be
different from the calculation used by other
companies and, therefore, comparability may be
limited.